Sonic Foundry Announces Preliminary Fourth Quarter 2018 Financial Results and Operational Changes in Fiscal 2019
MADISON, Wis. - December 20, 2018 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced preliminary financial results for its fiscal 2018 fourth quarter ended September 30, 2018, in advance of proactive, key operational changes starting in 2019.
Preliminary Fiscal 2018 Fourth Quarter Highlights

•	Billings totaled $9.9 million in the fourth quarter of 2018, an increase of 5 percent, compared to the same period last year

•	Total revenues of $8.5 million compared to $8.3 million in the fourth quarter of 2017

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Non-cash expense of $11.8 million related to impairment of goodwill and intangible assets recorded in fourth quarter of 2018 compared to $600,000 related to impairment of goodwill recorded in fourth quarter of 2017

•	Deferred tax liability write-off of the portion related to goodwill and intangible assets recorded in fourth quarter of 2018 which offsets impact of impairment by $2.4 million

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Net loss of $(10.7) million, or $(2.14) per share, compared to $(1.6) million, or $(0.37) per share, in the fourth quarter of 2017; net loss, net of the one-time impairment charges and the benefit from the write-off of the related deferred tax liability, was $(1.2) million in the fourth quarter of 2018 compared to $(985,000) in the fourth quarter of 2017

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Adjusted EBITDA was $(547,000) compared to $(236,000) in the fourth quarter of 2017. The company adjusts EBITDA for non-cash stock compensation expense and impairment of goodwill and other intangibles.

Preliminary Review
New customers drove the increase in billings for the company’s cloud offering, which rose 27 percent in the fourth quarter of 2018 over the fourth quarter of 2017. In addition, sales of our line of newer recorders increased 50 percent, or 270 units, over the fourth quarter of 2017, in line with the company’s strategy to cater to more price-sensitive customer applications.
The company maintains intangible assets, including goodwill, associated with the purchases of Mediasite, Inc., Mediasite K.K. and Media Mission B.V. (now known as Sonic Foundry International B.V.). The company routinely evaluates goodwill and other intangibles annually and determined that changes in circumstances were present, primarily the decline in its market capitalization during the fiscal year. As a result, it determined that the full value of goodwill of $10.4 million was impaired as well as $1.4 million of product rights and customer relationships. Amortization of product rights and customer relationships will be reduced by approximately $390,000 in future years.
Transfer of Listing
In connection with the impairment charge, the company will proactively transfer its shares from Nasdaq to the OTCQB Market to allow for greater focus on the fundamentals of the business. The company’s has notified Nasdaq of its intention to voluntarily transfer markets. The company intends to stop trading on Nasdaq at the close of business on December 28 and begin trading on the OTCQB on December 31, 2018.
To realize savings in fiscal 2019, the company will also drive sales efficiency by reducing the volume of inventory that is sold through US-based distributors, a move it estimates will save approximately $800,000 annually. An additional reduction of approximately $600,000 in distributor inventory is expected in the second fiscal quarter. This move will initially reduce revenue by $1.3 million over the first two quarters with an offsetting reduction in costs of $400,000. Savings will take the form of increased revenue and margin starting in the last half of fiscal 2019 as the company plans to continue its commitment to working with AV and IT channel partners on a more direct basis.
Sonic Foundry's board of directors also formed a special committee of independent and disinterested directors to explore adding new capital. The special committee will negotiate and consider adding $1 million of capital from its board chair.
The company also expects to replace one of its current lenders with another independent third party that it believes will be an active partner, providing access to additional capital. The company anticipates requesting an extension for the filing of its annual report for fiscal 2018 in order to provide sufficient time to complete these transactions.
“At the start of fiscal 2018, we put in place initiatives to grow our cloud billings and to address our customer's needs for recorder technology that was right-sized for their various classrooms. I am pleased to announce that our cloud billings in the fourth quarter showed substantial growth from new cloud customers over the same quarter in the prior year and that customers are deploying large numbers of our newest recorder models to new teaching spaces. We remain focused on implementing actions that increase our efficiency in supporting and supplying our reseller channel partners and end-users and are taking actions to adjust our US distributor sales strategy to lower cost and improve support,” said Gary Weis, CEO, Sonic Foundry.

Weis continued: “The executive team, along with the board of directors, are proactively making these moves with the confidence that the strategic operational changes that we’ve put in place will result in significant efficiencies expected to drive positive adjusted EBITDA in fiscal 2019.”
The company will schedule the release of full results in January 2019.
About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ:SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 4,900 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.sonicfoundry.com and @mediasite.
© 2018 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Contacts:
Media:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com

Sonic Foundry, Inc.
Condensed Consolidated Non-GAAP Adjusted EBITDA Reconciliation
(in thousands)

	Quarters Ended September 30,
	2018	2017

Net loss	$(10,658)	$(1,585)
Add:
Depreciation and amortization	415	461
Income tax expense (benefit)	(2,338)	53
Interest expense	140	100
Stock-based compensation expense	85	135
Impairment of goodwill and intangible asset	11,809	600
Adjusted EBITDA	$(547)	$(236)